Contact: Lori P. Marin
                                                   Treasurer
                                                   Keebler Foods Company
                                                   630-782-2690

                                                   Troy Rutman
                                                   Golin Harris Communications
                                                   212-697-9191



                   KEEBLER TO ACQUIRE PRESIDENT BAKING COMPANY

     FIRST ACQUISITION AS PUBLIC COMPANY STRENGTHENS BRANCHES OF HOLLOW TREE

ELMHURST, IL (August 24, 1998) ----Keebler Foods Company (NYSE: KBL) has reached an agreement to acquire President Baking Company, it was announced today by Robert P. Crozer, Chairman of the Board of Keebler Foods. President is the leading supplier of Girl Scout cookies and counts "Famous Amos," "Plantation", and "Murray" among its key brands. President, headquartered in Atlanta, is a leading manufacturer of cookies and brownies with annualized net sales of over $450 million.

The transaction, Keebler's first acquisition since its initial public offering in January, is expected to close in September of this year. Keebler will finance the acquisition, valued at $450 million, with cash and new bank debt. The Seller is President International Trading and Investment, Inc., which is 61% owned by President Enterprises Corp., a leading food and distribution company in Taiwan. The closing of the transaction is subject to customary conditions, including the Hart-Scott-Rodino waiting period.

"We are thrilled to bring Elfin Magic to PBC operations," commented Sam K. Reed, President and Chief Executive Officer. "Acquiring President gives Keebler the number one position in supplying cookies for the annual Girl Scout sale. Murray is an excellent supermarket brand and both Famous Amos and Plantation have key positions in the vending, convenience and club store channels of distribution. We expect the acquisition to be accretive to earnings starting in 1999, due to the manufacturing, distribution and purchasing economies of a combined operation," Reed continued.

President operates eight bakeries throughout the country. It services supermarkets through an extensive direct store door (DSD) distribution system. Leading cookie brands include Murray, Murray Sugar Free and Famous Amos. In addition, President also distributes cookie products nationally under other value-oriented brands and produces private-label cookies and snack cakes.

Keebler (NYSE:KBL) is the second largest cookie and cracker manufacturer in the United States. The company markets its products under well-recognized brands such as Keebler(registered trademark), Cheez-It(registered trademark), Carr's(registered trademark), and Ready Crust(registered trademark).

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the Company's prospects in general are described in the company's filings with the Securities and Exchange Commission.